Exhibit 21

Active Subsidiaries of MoneyGram International, Inc. as of December 31, 2022

	Entity	Jurisdiction
1	MIL Overseas Limited	United Kingdom
2	MIL Overseas Nigeria Limited	Nigeria
3	Money Globe Payment Institution S.A.	Greece
4	MoneyGram Consulting (Shanghai) Co. Ltd.	China
5	MoneyGram GmbH	Germany
6	MoneyGram India Private Limited	India
7	MoneyGram International B.V.	Netherlands
8	MoneyGram International Holdings Limited	United Kingdom
9	MoneyGram International Limited	United Kingdom
10	MoneyGram International Payment Systems, Inc.	Delaware, USA
11	MoneyGram International Pte. Ltd.	Singapore
12	MoneyGram International SA	Belgium
13	MoneyGram Mexico S.A. de C.V.	Mexico
15	MoneyGram Overseas (Pty) Limited	South Africa
16	MoneyGram Payment Systems Brasil LTDA	Brazil
17	MoneyGram Payment Systems Canada, Inc.	Canada
18	MoneyGram Payment Systems Greece S.A.	Greece
19	MoneyGram Payment Systems Hong Kong Limited	Hong Kong
20	MoneyGram Payment Systems Ireland Limited	Ireland
21	MoneyGram Payment Systems Italy S.r.l.	Italy
22	MoneyGram Payment Systems Malaysia Sdn. Bhd	Malaysia
14	MoneyGram Payment Systems Netherlands B.V.	Netherlands
23	MoneyGram Payment Systems Philippines, Inc.	Philippines
25	MoneyGram Payment Systems Spain S.A.	Spain
26	MoneyGram Payment Systems Worldwide, Inc.	Delaware, USA
27	MoneyGram Payment Systems, Inc.	Delaware, USA
24	MoneyGram Poland sp. Z.o.o.	Poland
28	MoneyGram Turkey Ödeme Hizmetleri Anonim Şirketi	Turkey
29	MPS France S.A.S.	France
30	MPSG Holdings Limited	United Kingdom
31	MPSG International Limited	Dubai
32	MPSG Limited	United Kingdom
33	PT MoneyGram Payment Systems Indonesia	Indonesia
34	Travelers Express Company (P.R.), Inc.	Puerto Rico
35	MoneyGram Payment Systems Chile SpA	Chile